UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2007

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, CA	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 30, 2007, Placer Sierra Bancshares (the “Company”) entered into a First Amendment for the Amended and Restated Declaration of Trust for First Financial (CA) Statutory Trust I. The amendment was entered into by and among the Company (as successor in interest to First Financial Bancorp), U.S. Bank National Association as successor Institutional Trustee (and as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), and Frank J. Mercardante, David E. Hooston and Randall E. Reynoso, as Administrators of First Financial (CA) Statutory Trust I. The Amendment provides that presentment of the Common Securities of First Financial (CA) Statutory Trust I shall not be required as a condition to the right to receive payment of the redemption price.

On May 24, 2007, the Compensation Committee of the Board of Directors of the Company approved (1) a second amendment to a split dollar plan, as amended, by and between Placer Sierra Bank (as successor to Southwest Community Bank) and Frank J. Mercardante, the Company’s Chief Executive Officer and (2) a third amendment to a split dollar plan, as amended, by and between Placer Sierra Bank (as successor to Southwest Community Bank) and Stuart McFarland. Both split dollar plans were originally assumed by the Company in connection with its acquisition of Southwest Community Bancshares and its wholly-owned subsidiary, Southwest Community Bank, in June of 2006. The amendments were entered into because a replacement life insurance policy was obtained for an existing life insurance policy under each respective split dollar plan. Accordingly, each plan was amended to specifically reference the replacement policy.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information above relating to the second amendment to the split dollar plan between Placer Sierra Bank and Frank J. Mercardante is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLACER SIERRA BANCSHARES

Date: May 31, 2007	By:	/s/ Frank J. Mercardante
Frank J. Mercardante
Chief Executive Officer